5. Reflects a weighted average sale price of $3.49 per share, at<br />
 prices ranging from $3.28 to $3.87 per share.<br />
6. Reflects a weighted average sale price of $3.54 per share, at<br /> prices ranging from $3.37 to $3.66 per share.<br />
7. Reflects a weighted average sale price of $3.58 per share, at<br /> prices ranging from $3.50 to $3.66 per share.